Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pulaski Financial Corp.:

We consent to the incorporation by reference in the registration statements (No. 333-32986, No. 333-84392, No. 333-84515, No. 333-112962, No. 333-135895, No. 333-157740, and No. 333-161784) on Form S-8 and in the registration statements (No. 333-128997 and No. 333-161783) on Form S-3 of Pulaski Financial Corp. and subsidiaries (the Company) of our report dated December 19, 2012, with respect to the consolidated balance sheets of the Company as of September 30, 2012 and 2011, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2012, which report is incorporated by reference in the September 30, 2012 annual report on Form 10-K of the Company.

/s/ KPMG LLP

St. Louis, Missouri
December 19, 2012